Exhibit 99.1


                  LG&E Energy and KU Energy Close Merger

      Merger Closing Happens In Record Time For Franchised Utilities
                   Under FERC's Merger Policy Statement

LOUISVILLE, Ky. - LG&E Energy Corp. (NYSE:LGE) and KU Energy Corporation (formerly NYSE:KU) today closed their merger transaction, less than a year after announcing their agreement to merge in May 1997. The closing comes in record time for a significant merger involving two franchised electric utilities reviewed under the Federal Energy Regulatory Commission's Merger Policy Statement.

Roger W. Hale continues as chairman and chief executive officer of LG&E Energy. Michael R. Whitley, former chairman and chief executive officer of KU Energy, has been appointed vice chairman, president and chief operating officer of the combined company. The LG&E Energy board of directors will comprise 15 members, with seven directors designated by KU Energy and eight directors designated by LG&E Energy.

"Today marks a major milestone in the history of LG&E Energy," said Hale. "The combination of these two companies brings LG&E Energy to a new level of capabilities, and strengthens our position in the evolving energy market. The merger, coupled with the Big Rivers transaction we are finalizing now, creates a new foundation for aggressively expanding the
reach of our company well into the 21st century.   I am extremely proud of
all the employees at LG&E Energy and KU Energy who have worked very hard over the past year to make this merger a reality - and in record time for this type of merger in our industry. They have been the driving force behind combining our two companies and building value for our customers and shareholders."

"Today is also a major milestone in the history of KU Energy Corporation and the 85-year history of Kentucky Utilities Company," said Whitley.
"Both LG&E and KU are leaders in the industry, and by joining forces we will be able to grow and diversify more than either one of us could have as individual companies. The move is good for our customers, shareholders, employees and the communities we serve."

LG&E Energy Corp., the successor company in today's merger, is one of the largest, low-cost energy services holding companies in the United States. The combined company has assets exceeding $5.0 billion and a market capitalization of more than $3.3 billion. It will serve more than 1.1 million electric and natural gas customers throughout Kentucky, Virginia and internationally.

With the completion of the merger, Kentucky Utilities Company becomes a wholly owned subsidiary of LG&E Energy, and will continue operations in Lexington, Ky., and the 77 counties it serves. LG&E Energy retains its ownership of Louisville Gas and Electric Company, its regulated utility which operates in Louisville, Ky. and surrounding areas.

The merger closing comes just a few days after the Kentucky Public Service Commission approved LG&E Energy's application to lease and operate the generating assets of Big Rivers Electric Corporation in western Kentucky. Pending closure of that transaction, LG&E Energy will directly control more than 8,000 megawatts of low-cost generation capacity.

LG&E Energy and KU Energy signed a definitive merger agreement in May 1997. Shareholders of both companies voted overwhelmingly in favor of the merger last October, and the companies received swift regulatory approvals in 1997 and early this year from the Kentucky Public Service Commission, the Virginia State Corporation Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves more than 470,000 customers in 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in seven states as well as in Spain, and owns interests in two natural gas distribution companies in Argentina. The company is one of the largest utility-affiliated energy marketers in the U.S.

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